Exhibit 5.1

DUKE ENERGY BUSINESS SERVICES LLC

550 S. Tryon Street
Charlotte, North Carolina 28202

February 20, 2018

Duke Energy Corporation

550 S. Tryon Street

Charlotte, North Carolina 28202-4200

Re:                             Duke Energy Corporation’s Shares of Common Stock, Par Value $0.001 Per Share to be Sold Under the Equity Distribution Agreement

Ladies and Gentlemen:

I am Deputy General Counsel of Duke Energy Business Services LLC, the service company subsidiary of Duke Energy Corporation, a Delaware corporation (the “Company”), and in such capacity I have acted as counsel to the Company in connection with the proposed issuance and sale of shares (the “Shares”) of common stock of the Company, par value $0.001 per share, having an aggregate sales price of up to $1,000,000,000, in one or more public offerings over a period of time and from time to time, pursuant to (i) the Equity Distribution Agreement dated February 20, 2018 (the “Equity Distribution Agreement”) with Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as sales agents, and Wells Fargo Bank, National Association, Citibank, N.A. and JPMorgan Chase Bank, National Association, as forward purchasers (each, a “Forward Purchaser” and collectively, the “Forward Purchasers”) and (ii) forward sales transactions, as to be set forth in one or more letter agreements that may be entered into between the Company and a Forward Purchaser (each, a “Forward Sale Agreement” and collectively, the “Forward Sale Agreements”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

I am a member of the bar of the State of North Carolina and my opinions set forth herein are limited to Delaware corporate law and the federal laws of the United States that, in my experience, are normally applicable to transactions of the type contemplated above and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined law on the opinions herein stated.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(a)                                 the registration statement on Form S-3, as amended (File No. 333-213765) of the Company relating to the Shares and other securities of the Company originally filed on September 23, 2016, and subsequently filed on January 26, 2017, with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 under the

Securities Act and the information deemed to be a part of such registration statement as of the date hereof pursuant to Rule 430B of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement, effective upon original filing with the Commission on September 23, 2016 pursuant to Rule 462(e) of the Rules and Regulations, being hereinafter referred to as the “Registration Statement”);

(b)                                 the prospectus, dated January 26, 2017 relating to the offering of securities of the Company, which forms a part of and is included in the Registration Statement in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(c)                                  the prospectus supplement, dated February 20, 2018, and the prospectus, dated January 26, 2017, relating to the offering of the Shares in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (the “Prospectus”);

(d)                                 the Amended and Restated Certificate of Incorporation of the Company, dated as of May 19, 2014, as certified by the Secretary of State of the State of Delaware;

(e)                                  the Amended and Restated By-laws of the Company, effective as of January 4, 2016;

(f)                                   an executed copy of the Equity Distribution Agreement;

(g)                                  a form of the Forward Sale Agreement; and

(h)                                 resolutions of the Board of Directors of the Company, adopted on August 25, 2016, relating to the preparation and filing with the Commission of the Registration Statement and the issuance of the Company’s securities and resolutions of the Board of Directors of the Company, adopted on August 24, 2017 relating to the establishment of the Company’s at-the-market equity offering program.

I or attorneys under my supervision (with whom I have consulted) have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such documents.  In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect on such parties.  As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Equity Distribution Agreement, any Forward Sale

Agreement, the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement through incorporation by reference of a current report on Form 8-K.  I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Robert T. Lucas III
Robert T. Lucas III, Esq.